UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: January 26, 2009

(Date of earliest event reported)

Markel Corporation

(Exact name of registrant as specified in its charter)

Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4521 Highwoods Parkway

Glen Allen, Virginia 23060-6148

(804) 747-0136

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

During 2008, Markel Corporation (“Markel”) announced a multi-year operational and IT systems initiative, referred to as “One Markel.” In connection with this initiative, Markel is moving its business model to a customer-focused regional strategy. All underwriting units in the Excess and Surplus Lines segment are transitioning to the regional office model during the first quarter of 2009. Once fully implemented, the new business model will ensure that most brokers, agents and insureds have easy access to the majority of Markel’s products.

Effective February 1, 2009, Markel is making changes in its management structure to support the implementation of One Markel.

Paul Springman, President and Chief Operating Officer, will be positioned to focus principally on the transition of Markel’s wholesale units to the regional model. While Mr. Springman will continue to be involved in all major decisions affecting Markel, this change is intended to allow him to be able to devote the majority of his time and attention to the wholesale units.

Britton Glisson, President of Markel Insurance Company since 1996, has been named Chief Administrative Officer, with responsibility for shared service units that are being integrated to support the regional underwriting offices.

Michael Crowley, formerly President and Chief Operating Officer of Hilb Rogal & Hobbs, is joining Markel to serve as President, Specialty Program Division, where he will oversee the company’s specialty business including Markel Insurance Company and Markel American Insurance Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MARKEL CORPORATION

Date: January 30, 2009	By:	/s/ Richard R. Whitt, III
	Name:	Richard R. Whitt, III
	Title:	Senior Vice President and Chief Financial Officer